Exhibit 99.1

LIQUIDITY SERVICES, INC. ANNOUNCES THIRD QUARTER FISCAL YEAR 2009 FINANCIAL RESULTS

–      Revenue of $58.0 million down 19% – Gross Merchandise Volume (GMV) of $90.6 million down 13% -

–      Record adjusted EBITDA of $8.9 million up 9%

WASHINGTON — August 4, 2009 - Liquidity Services, Inc. (NASDAQ: LQDT; www.liquidityservicesinc.com) today reported its financial results for its fiscal third quarter (Q3-09) ended June 30, 2009.  Liquidity Services, Inc. provides business and government clients and buying customers transparent, innovative and effective online marketplaces and integrated services for surplus assets.

Liquidity Services, Inc. (LSI or the Company) reported consolidated Q3-09 revenue of $58.0 million, a decrease of approximately 19% from the prior year’s comparable period.  Adjusted EBITDA for Q3-09 was a record $8.9 million, an increase of approximately 9% from the prior year’s comparable period.  Q3-09 GMV, the total sales volume of all merchandise sold through the Company’s marketplaces, was $90.6 million, a decrease of approximately 13% over the prior year’s comparable period.

Net income in Q3-09 was $3.4 million or $0.12 diluted earnings per share. Adjusted net income in Q3-09 was $4.3 million, or $0.16 adjusted diluted earnings per share. LSI generated $7.1 million of cash flow from operations during Q3-09.

“LSI generated a sharp improvement in profitability in Q3-FY09 as we continued to gain market share and grow our transaction volume while managing through a very challenging economic environment and the start-up of a major new contract with the DoD. We believe our continued focus on driving operational efficiencies, investing in innovation and enhancing value for our clients and buying customers positions us well for long term profitable growth and continued market leadership.” said Bill Angrick, Chairman and CEO of LSI.

Overall, LSI grew consolidated adjusted EBITDA during Q3-FY09 by 9% over the prior year’s comparable period and 64% sequentially, despite a 41% decline in our scrap business from the prior year due to a decrease in scrap metal prices, which appear to have stabilized. Our adjusted EBITDA growth was driven by improved operating margins, resulting in record adjusted EBITDA margins, equal to 15.4% of revenues and 9.9% of GMV.  Our buyer marketplace continues to deliver strong results for our sellers as we ended the quarter with over 1,152,000 registered buyers, which is up approximately 22% over the prior year period, illustrating that our marketplace is increasingly attractive to buyers in a down economy.

“We are pleased with the momentum in our commercial business, both in driving operational efficiencies and enhancing the quality of our new business pipeline in a difficult economic environment. Our commercial business during Q3-09 was impacted by delays in commencing recently signed new programs and the current economic downturn has impacted GMV as retailers have reduced the volume and prices of goods sold due to continued weak consumer spending. Even with these economic headwinds we expanded the size of our new business pipeline and grew commercial transaction volume by 23% during Q3-FY09 versus the prior year’s comparable period. Our UK business suffered during Q3-09 due to the reorganization of one of our major UK clients which led to a material decrease in volume. Progress is underway to replace this volume. Overall margins in our commercial business improved during the quarter driven by superior operational throughput and improved buyer participation compared to the same period last year.   We believe the strength of our leading B2B buyer marketplace, www.liquidation.com, and the launch of new value added services will enable us to further increase our market share with a world class roster of commercial clients moving forward,” stated Angrick.

GMV in our DoD surplus business was impacted during Q3-09 as a result of a significant inflow of property received during the quarter due to a backlog of DoD surplus property created by the delay in the commencement of the new contract.  The high level of startup property flow constrained our ability to launch auctions during the most recent quarter, as we allocated additional resources to receiving product, thus slowing down sales lotting activities.

Our GovDeals business performed well during Q3-09 recording records in GMV, number of active sellers and completed transactions. The rollout of our financial settlement services with municipal government agencies has been very successful resulting in a higher overall take rate for our auction services and improved profitability. However, GMV results were impacted during Q3-09 by lower prices on heavy equipment and rolling stock versus the prior year period.

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Business Outlook

While we are pleased with our recent progress, our overall outlook remains cautious due to the economic environment and its impact on the retail supply chain. We are in a period of economic uncertainty and unprecedented market volatility which makes it more difficult for us to forecast business trends and the timing of selected new programs, resulting in a wider than usual guidance range. In the short term, we believe changes in consumer spending patterns may reduce the overall supply of goods in the reverse supply chain and the volume and value of goods sold in our commercial marketplace. In the longer term, we expect our business to benefit from the following trends: (i) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplaces, (ii) as corporations and public sector agencies focus on reducing costs, improving transparency and working capital flows by outsourcing reverse supply chain activities we expect our seller base to increase, and (iii) as corporations and public sector agencies increasingly prefer service providers with a proven track record and demonstrated financial strength.  As we relentlessly improve operating efficiencies and service, we expect our competitive position to strengthen.

The following forward looking statements reflect the following trends and assumptions for the next quarter and FY 2009:

(i)                                     reduced commodity prices, which will continue to result in decreases to the GMV and profit realized in our scrap business compared to fiscal year 2008;

(ii)                                  lower average sales prices realized in our commercial, state and local government marketplaces compared to fiscal year 2008;

(iii)                               new business rules under our new DoD Surplus Contract, which will remove selected items from the product pool that we have historically handled and sold, resulting in lower GMV in our surplus business;

(iv)                              upfront costs associated with launching our new DoD Surplus Contract, including the hiring of new staff and the opening of two new warehouses totaling 665,000 square feet in Columbus, Ohio and Oklahoma City, Oklahoma;

(v)                                 our expectation that we will continue to achieve less than optimal sales volumes under our new Surplus Contract in the fourth quarter of fiscal 2009, as we continue to process the initial surge of property;

(vi)                              the continued sale throughout the fourth quarter of property issued, prior to December 18, 2008, under our original Surplus Contract;

(vii)                           improved operations and service levels in our commercial business which we expect will continue to improve margins during the fourth quarter;

(viii)                        our expectation that we will achieve less than optimal results in our U.K. business in the near term as we replace the lost volume from one of our major U.K. clients, which restructured their business; and

(ix)                                an increase in our expected effective income tax rate from 43% in fiscal year 2008 to 46% for fiscal year 2009 as a result of non-deductible stock based compensation costs increasing in proportion to our U.S. based taxable income.

Our results may also be materially affected by changes in business trends and our operating environment, and by other factors, such as, investments in infrastructure and value-added services to support new business in both commercial and public sector markets.

Our Scrap Contract with the DoD includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We earned approximately $975,000 under this incentive feature for the 12 months ended June 30, 2009 and we recorded this amount in the quarter ended June 30, 2009.

GMV — We expect GMV for fiscal year 2009 to range from $350 million to $360 million, which is down from our previous estimate of $355 million to $370 million.  We expect GMV for Q4-09 to range from $86 million to $96 million.

Adjusted EBITDA — We expect Adjusted EBITDA for fiscal year 2009 to range from $23.0 million to $24.5 million, which is within the range of our previous estimate. We expect Adjusted EBITDA for Q4-09 to range from $6.5 million to $8.0 million.

Adjusted Diluted EPS — We estimate Adjusted Earnings Per Diluted Share for fiscal year 2009 to range from $0.38 to $0.40, which is down from our previous estimate of $0.45 to $0.47.  For Q4-09, we estimate Adjusted Earnings Per Diluted Share to be $0.10 to $0.13. This guidance reflects the impact of higher than anticipated depreciation in the second half of FY09 due to recent investments made in our technology infrastructure and online marketplaces, lower than anticipated interest income compared to the previous guidance and our stock repurchase program under which we repurchased 707,462 shares for approximately $3.9 million, during the second quarter; however it does not assume that we will continue to repurchase shares with the approximately $6.1 million yet to be expended under the program.

Our guidance adjusts EBITDA and Diluted EPS for the effects of FAS 123(R), which we estimate to be approximately $1.6 million to $1.7 million for the fourth quarter.

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Key Q3-09 Operating Metrics

Registered Buyers — At the end of Q3-09, registered buyers totaled approximately 1,152,000, representing a 22% increase over the approximately 948,000 registered buyers at the end of Q3-08.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 548,000 in Q3-09, an approximately 10% increase over the approximately 499,000 auction participants in Q3-08.

Completed Transactions — Completed transactions increased to a record approximately 121,000, an approximately 12% increase for Q3-09 from the approximately 108,000 completed transactions in Q3-08.

GMV and Revenue Mix — GMV and revenue continue to diversify, as a result, the percentage of GMV and revenue derived from our DoD Contracts during Q3-09 decreased to 34.9% and 54.4%, respectively, compared to 42.6% and 62.2%, respectively, in the prior year period.  The table below summarizes GMV and revenue by pricing model.

	Q3-09	Q3-08
GMV Mix
Profit-Sharing Model:
Original Surplus Contract	6.3%	20.4%
Scrap	15.2%	22.2%
Total Profit Sharing	21.5%	42.6%

Consignment Model:
GovDeals	23.1%	20.0%
Commercial - US	20.3%	17.7%
Total Consignment	43.4%	37.7%

Purchase Model:
Commercial - US	18.0%	15.3%
New Surplus Contract	13.4%	—
Commercial - International	2.7%	2.8%
Total Purchase	34.1%	18.1%

Other	1.0%	1.6%
Total	100.0%	100.0%
Revenue Mix
Profit-Sharing Model:
Original Surplus Contract	9.8%	29.8%
Scrap	23.7%	32.4%
Total Profit Sharing	33.5%	62.2%

Consignment Model:
GovDeals	2.9%	2.1%
Commercial - US	8.3%	5.9%
Total Consignment	11.2%	8.0%

Purchase Model:
Commercial - US	28.1%	22.3%
New Surplus Contract	20.9%	—
Commercial - International	4.2%	4.1%
Total Purchase	53.2%	26.4%

Other	2.1%	3.4%
Total	100.0%	100.0%

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Liquidity Services, Inc.

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net income less (a) interest income and other income, net; plus (b) provision for income taxes; (c) amortization of contract intangibles; and (d) depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock based compensation expense.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
	(in thousands) (unaudited)
Net income	$3,400	$3,847	$5,077	$8,857
Interest income and other income, net	(32)	(292)	(359)	(1,402)
Provision for income taxes	2,896	2,672	4,325	6,176
Amortization of contract intangibles	203	203	610	610
Depreciation and amortization	828	584	2,144	1,436

EBITDA	7,295	7,014	11,797	15,677
Stock compensation expense	1,652	1,177	4,702	3,440

Adjusted EBITDA	$8,947	$8,191	$16,499	$19,117

To the extent we discuss Adjusted EBITDA margin, we calculated this margin by dividing Adjusted EBITDA into Revenue for the period discussed.

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share.  Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income plus tax effected stock compensation expense.  Adjusted basic and diluted earnings per share are determined using Adjusted Net Income.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited) (Dollars in thousands, except per share data)
Net income	$3,400	$3,847	$5,077	$8,857
Stock compensation expense (net of tax)	892	695	2,539	2,030

Adjusted net income	$4,292	$4,542	$7,616	$10,887

Adjusted basic earnings per common share	$0.16	$0.16	$0.28	$0.39

Adjusted diluted earnings per common share	$0.16	$0.16	$0.28	$0.39

Basic weighted average shares outstanding	27,464,177	27,964,662	27,755,997	27,953,526

Diluted weighted average shares outstanding	27,556,616	28,237,150	27,851,652	28,201,988

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Conference Call

The Company will host a conference call to discuss the third quarter fiscal 2009 results at 5 p.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing 866-831-6247 or 617-213-8856 and providing the participant pass code 98315163. A live web cast of the conference call will be provided on the Company’s investor relations website at http://www.liquidityservicesinc.com. A replay of the web cast will be available on the Company’s website for 30 calendar days ending September 4, 2009 at 11:59 p.m. ET. An audio replay of the teleconference will also be available until September 4, 2009 at 11:59 p.m. ET. To listen to the replay, dial 888-286-8010 or 617-801-6888 and provide pass code 30295723. Both replays will be available starting at 8:00 p.m. on the day of the call.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance.  These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures.  In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all non-GAAP measures included in this press release, to the most directly comparable GAAP measures, can be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors.  In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; and our ability to successfully complete the integration of any acquired companies into our existing operations.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About LSI

LSI enables buyers and sellers to transact in an efficient, automated online auction environment. The Company’s marketplaces provide professional buyers access to a global, organized supply of wholesale surplus and salvage assets presented with digital images and other relevant product information. Additionally, LSI enables its corporate and government sellers to enhance their financial return on excess assets by providing a liquid marketplace and value-added services that are integrated into a single offering. The Company organizes its products into categories across major industry verticals such as consumer electronics, general merchandise, apparel, scientific equipment, aerospace parts and equipment, technology hardware, and scrap metals. The Company’s online auction marketplaces are www.liquidation.com, www.govliquidation.com, www.govdeals.com and www.liquibiz.com. LSI also operates a wholesale industry portal, www.goWholesale.com, that connects advertisers with buyers seeking products for resale and related business services.

Contact:

Julie Davis

Director, Investor Relations

202.558.6234

julie.davis@liquidityservicesinc.com

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Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	June 30,	September 30,
	2009	2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$39,454	$51,954
Short-term investments	21,879	11,244
Accounts receivable, net of allowance for doubtful accounts of $465 and $519 at June 30, 2009 and September 30, 2008, respectively	3,724	4,658
Inventory	13,333	13,327
Prepaid expenses, deferred taxes and other current assets	10,014	7,653
Total current assets	88,404	88,836
Property and equipment, net	5,979	4,730
Intangible assets, net	4,327	5,561
Goodwill	33,839	34,696
Other assets	3,647	3,344
Total assets	$136,196	$137,167
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,656	$8,303
Accrued expenses and other current liabilities	15,666	10,314
Profit-sharing distributions payable	3,238	10,312
Customer payables	6,217	8,841
Current portion of capital lease obligations	53	22
Total current liabilities	30,830	37,792
Capital lease obligations, net of current portion	99	44
Deferred taxes and other long-term liabilities	3,219	2,961
Total liabilities	34,148	40,797
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 28,210,965 shares issued and 27,503,503 shares outstanding at June 30, 2009; 28,023,361 shares issued and outstanding at September 30, 2008	28	28
Additional paid-in capital	71,684	65,973
Treasury stock, at cost	(3,874)	—
Accumulated other comprehensive loss	(2,953)	(1,717)
Retained earnings	37,163	32,086
Total stockholders’ equity	102,048	96,370
Total liabilities and stockholders’ equity	$136,196	$137,167

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Liquidity Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008

Revenue	$58,045	$71,473	$173,363	$193,579
Costs and expenses:
Cost of goods sold (excluding amortization)	20,688	19,552	61,980	51,117
Profit-sharing distributions	8,094	24,200	34,231	67,636
Technology and operations	11,413	10,411	35,019	30,689
Sales and marketing	4,398	4,469	13,303	12,519
General and administrative	6,158	5,827	17,033	15,941
Amortization of contract intangibles	203	203	610	610
Depreciation and amortization	828	584	2,144	1,436

Total costs and expenses	51,782	65,246	164,320	179,948

Income from operations	6,263	6,227	9,043	13,631
Interest income and other income, net	33	292	359	1,402

Income before provision for income taxes	6,296	6,519	9,402	15,033
Provision for income taxes	(2,896)	(2,672)	(4,325)	(6,176)

Net income	$3,400	$3,847	$5,077	$8,857

Basic earnings per common share	$0.12	$0.14	$0.18	$0.32

Diluted earnings per common share	$0.12	$0.14	$0.18	$0.32

Basic weighted average shares outstanding	27,464,177	27,964,662	27,755,997	27,953,526

Diluted weighted average shares outstanding	27,556,616	28,237,150	27,851,652	28,201,988

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Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
Operating activities
Net income	$3,400	$3,847	$5,077	$8,857
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,031	787	2,754	2,046
Stock compensation expense	1,652	1,177	4,702	3,440
Provision for doubtful accounts	265	100	(54)	(64)
Changes in operating assets and liabilities:
Accounts receivable	(308)	(146)	988	1,846
Inventory	(249)	1,598	(7)	1,304
Prepaid expenses and other assets	(1,957)	(156)	(2,664)	(1,975)
Accounts payable	(213)	1,354	(2,647)	3,200
Accrued expenses and other	5,115	33	5,352	(4,537)
Profit-sharing distributions payable	(1,295)	(1,494)	(7,074)	1,096
Customer payables	(709)	(1,534)	(2,623)	1,358
Other liabilities	377	(65)	257	8

Net cash provided by operating activities	7,109	5,501	4,061	16,579
Investing activities
Purchases of short-term investments	(6,741)	(557)	(20,655)	(25,307)
Proceeds from the sale of short-term investments	4,615	21,755	10,015	46,043
Increase in goodwill and intangibles	(75)	(18)	(161)	(41)
Cash paid for acquisitions, net of cash acquired	—	(16,238)	—	(25,627)
Purchases of property and equipment	(984)	(488)	(2,764)	(1,242)

Net cash (used in) provided by investing activities	(3,185)	4,454	(13,565)	(6,174)
Financing activities
Principal repayments of capital lease obligations and debt	(3)	—	(13)	(46)
Proceeds from exercise of common stock options and warrants (net of tax)	767	14	949	107
Incremental tax benefit from exercise of common stock options	20	15	59	18
Repurchases of common stock	—	—	(3,874)	—

Net cash provided by (used in) financing activities	784	29	(2,879)	79
Effect of exchange rate differences on cash and cash equivalents	542	195	(116)	184

Net increase (decrease) in cash and cash equivalents	5,250	10,179	(12,499)	10,668
Cash and cash equivalents at beginning of the period	34,204	40,443	51,954	39,954

Cash and cash equivalents at end of period	$39,454	$50,622	$39,454	$50,622
Supplemental disclosure of cash flow information
Cash paid for income taxes	$4,232	$2,245	$7,128	$9,384
Cash paid for interest	11	11	40	20
Assets acquired under capital leases	100	—	100	—